PLAN OF CONVERSION
This Plan of Conversion (this “Plan of Conversion”) is adopted as of ________, ____, to convert Workiva LLC, a Delaware limited liability company (the “LLC”), to Workiva Inc., a Delaware corporation (the “Corporation”).
RECITALS
A. The LLC is a limited liability company formed under the laws of the State of Delaware, and is currently governed by the Operating Agreement of the LLC effective as of September 17, 2014 (the “LLC Agreement”).
B. A conversion of a Delaware limited liability company into a Delaware corporation may be made under Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Act”).
C. The board (the “Board”) of managing directors (the “Managing Directors”) of the LLC has unanimously approved the conversion of the LLC into the Corporation (the “Conversion”), the terms of this Plan of Conversion and, following the Conversion, the initial public offering (the “IPO”) of the shares of Class A Common Stock (as defined below).
NOW, THEREFORE, the LLC does hereby adopt this Plan of Conversion to effectuate the Conversion as follows:
1. Terms and Conditions of Conversion.
(a)     The name of the converting entity is Workiva LLC, and the name of the converted entity is Workiva Inc.
(b)     The Conversion shall become effective upon the effectiveness (the “Effective Time”) of the filing of the Certificate of Conversion in the form attached hereto as Exhibit A (the “Certificate of Conversion”) and the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”).
(c)     Immediately following the Effective Time, the initial directors of the Corporation shall ratify and approve the bylaws of the Corporation (the “Bylaws”) in the form attached hereto as Exhibit C and the 2014 Equity Incentive Plan substantially in the form attached hereto as Exhibit D.
(d)     At the Effective Time, the LLC shall continue its existence in the organizational form of a Delaware corporation for all purposes of the laws of the State of Delaware. At the Effective Time, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the LLC, and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the LLC Act and the DGCL; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. To the fullest extent permitted by law, all actions and resolutions of the Board and the members of the LLC (the “Members”), as applicable, taken or adopted from the inception of the LLC prior to the Effective Time shall continue in full force and effect as if the Corporation’s Board of Directors and stockholders, respectively, had taken such actions and adopted such resolutions.
(e)     By virtue of the Conversion and at the Effective Time, the Certificate of Formation of the LLC and the LLC Agreement shall be replaced and superseded in their entirety by the Certificate of Incorporation and the Bylaws in respect of all periods beginning on and after the Effective Time. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement.
2. Manner and Basis of Converting Members’ Equity Interests in the LLC.
(a)     Subject to the provisions of this Section 2, by virtue of the Conversion and at the Effective Time, all equity interests in the LLC outstanding immediately prior to the Effective Time (other than equity interests held by the Class B Holders (as defined below)) shall, without any action on the part of the holder thereof, be automatically converted into and become shares of Class A Common Stock, with such shares of Class A Common Stock having the rights, powers, preferences and privileges set forth in the Certificate of Incorporation. In accordance with the terms of the LLC Agreement, subject to Section 2(b) below, the number of shares of Class A Common Stock to be received by each Member by virtue of the Conversion will be equal to that number of shares of Class A Common Stock with a value (based on the Preliminary Offering Price) equal to the cumulative distributions such Member would be entitled to receive if the LLC were liquidated for an amount equal to the Pre-IPO Valuation, assuming all vested and unvested options to purchase a Common Unit of the LLC that are in-the-money have been exercised, in accordance with the following priority (provided, in each case, that if any such holder would as a result of such conversion receive a fractional share of Class A Common Stock of the Corporation, such holder shall in lieu of receiving such fraction receive one additional whole share of Class A Common Stock):
(i)     First, to each holder of Series B Preferred Units and Series C Preferred Units until the cumulative distributions received (including any tax distributions) by holders of Series B Preferred Units equal $1.00 per Series B Preferred Unit and the cumulative distribution received (including any tax distributions) by holders of Series C Preferred Units equal $5.00 per Series C Preferred Unit, provided that if the amount of distributable cash and property is insufficient to make such distribution in full, then all distributable cash and property shall be distributed to the holders of the Series B Preferred Units and Series C Preferred Units pro rata on the basis of their respective distribution preferences.
(ii)     Second, to each holder of Series A Preferred Units until the cumulative distributions received (including any tax distributions) by each holder of a Series A Preferred Unit equal $0.20 per Series A Preferred Unit held.
(iii)     Third, to each holder of Common Units or Capped Units in proportion to the number of Units held until the cumulative distributions received (including tax distributions)

by each holder of a Common Unit or Capped Unit equals $0.20 per Common Unit or Capped Unit held.
(iv)     Fourth, pro rata based on the number of units held to the holders of all Units other than Series C Preferred Units until the cumulative distributions received by each holder of Common Units and Series A Preferred Units equals the amount distributed to holders of Series C Preferred Units, provided that holders of Appreciation Units or Participation Units will only receive distributions to the extent that pro rata distributions to all holders exceed the threshold levels of the applicable Appreciation Units or Participation Units.
(v)     Fifth, pro rata to all of the holders of all Units, provided that holders of Appreciation Units or Participation Units will only receive distributions to the extent that pro rata distributions to all holders exceed the threshold levels of the Appreciation Units or Participation Units.
(b)     By virtue of the Conversion and at the Effective Time, all equity interests in the LLC outstanding immediately prior to the Effective Time held by Matthew M. Rizai, Ph.D., Martin Vanderploeg, Ph.D., Jeffrey Trom, Ph.D., Michael S. Sellberg and Joseph Howell and their respective Controlled Affiliates (collectively, the “Class B Holders”) shall, without any action on the part of the holder thereof, be automatically converted into and become shares of Class B Common Stock, with such shares of Class B Common Stock having the rights, powers, preferences and privileges set forth in the Certificate of Incorporation, in the manner set forth in Section 2(a) above (provided, for the avoidance of doubt, with any reference to “Class A Common Stock” replaced with “Class B Common Stock” and provided further, for the further avoidance of doubt, that if any such holder would as a result of such conversion receive a fractional share of Class B Common Stock of the Corporation, such holder shall in lieu of receiving such fraction receive one additional whole share of Class B Common Stock). As used herein, the term “Controlled Affiliate” means, with respect to each Managing Director named in this Section 2(b), any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such individual.
(c)     By virtue of the Conversion and at the Effective Time, each option to purchase a Common Unit of the LLC outstanding immediately prior to the Effective Time shall be automatically converted into an option to purchase a number of shares of Class A Common Stock equal to the number of Common Units for which the options was exercisable immediately prior to the Conversion multiplied by the number of shares of Class A Common Stock into which one Common Unit is converted pursuant to Section 2(a), at the same aggregate exercise price and on the same terms and conditions as the converted option to purchase a Common Unit of the LLC.
(d)    No fractional shares of Common Stock will be issued in connection with the Conversion.
(e) The shares of Common Stock into which the Members’ equity interests shall be converted at the Effective Time are subject to lock-up restrictions in the Certificate of Incorporation and have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom; any certificates evidencing the Common Stock, if any, or any other securities issued in respect of the Common Stock upon any split, dividend, recapitalization, merger, consolidation or similar event, shall bear any legend required by the Corporation, required under applicable U.S. federal and state securities laws or called for by any agreement between the Corporation and any stockholder.
(f) For purposes of this Plan of Conversion, the following terms shall have the following meanings:
(i) “Class A Common Stock” shall mean Class A Common Stock, par value $0.001 per share, of the Corporation.
(ii) “Class B Common Stock” shall mean Class B Common Stock, par value $0.001 per share, of the Corporation.
(iii) “Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
(iv) “Aggregate Conversion Shares” shall mean the aggregate number of shares of Common Stock to be issued in the Conversion as stated in the Preliminary Prospectus.
(v) “Pre-IPO Valuation” shall mean the product of the Preliminary Offering Price multiplied by the Aggregate Conversion Shares.
(vi) “Preliminary Offering Price” shall mean the midpoint of the offering price range set forth on the cover page of the Preliminary Prospectus.
(vii) “Preliminary Prospectus” shall mean the Corporation’s last preliminary prospectus filed with the Securities and Exchange Commission prior to the completion of the Conversion.
(g) The number of shares of Class A Common Stock and Class B Common Stock, and any options in respect thereof, that shall be issued in connection with the Conversion as determined in accordance with this Plan of Conversion shall be set forth on the appropriate books and records of the Corporation.
3. U.S. Federal Income Tax Consequences. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the LLC transferred its assets to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of the Corporation’s Common Stock to the Members in liquidation of the LLC, as described in Rev. Rul. 2004-59.
4. Approval. This Plan of Conversion (including, without limitation, the Certificate of Conversion, the Certificate of Incorporation and the Bylaws) has been duly approved by the Board, all of the Class B Holders and by both (i) the Members holding a majority of the voting Units of the LLC that will be converted into Class A Common Stock in the Conversion, voting as a single class, and (ii) the Members holding a majority of the voting Units of the LLC that will be converted into Class A Common Stock in the Conversion, voting as a single class, but excluding any Units that are beneficially owned by members of any Managing Director’s Family (as defined in the Certificate of Incorporation) or by Members that are employed by the LLC, in each case as of the record date for approval by the Members of this Plan of Conversion. For the avoidance of doubt, any preemptive or similar rights of the Members set forth in the LLC Agreement shall not apply to this Conversion.
5. Amendment or Termination. This Plan of Conversion may be amended or terminated by the Board and the Conversion may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of this Plan of Conversion by the Members.

6. Authority; Further Actions. The LLC is hereby authorized to execute, deliver and perform, and each of the managing directors and officers of the LLC, acting alone, on behalf of the LLC or otherwise, is hereby authorized to execute, deliver and file (if necessary or desirable), all documents, agreements and certificates that such managing director or officer determines are necessary, appropriate, proper, advisable, incidental or convenient to consummate the Conversion (including, without limitation, the Certificate of Conversion, and any managing director or officer of the LLC or other person, as an incorporator, the Certificate of Incorporation), and any other documents, agreements or certificates contemplated thereby or related thereto with respect to the Conversion (all with such terms and conditions as such managing director or officer shall approve; its approval to be conclusively, but not exclusively, evidenced by its execution of any such documents, agreements or certificates). The Board of Directors and the duly appointed officers of the Corporation shall have the authority to execute and deliver all further documents and instruments and take other further action as may be necessary or appropriate to carry out the intent and purposes of this Plan of Conversion. The Members of the LLC and the stockholders of the Corporation shall, from time to time, as and when requested by the Board or by the board of directors of the Corporation or any officer of the LLC or the Corporation, execute and deliver all such further documents and instruments and take such other further action necessary or desirable to carry out the intent and purposes of this Plan of Conversion.

7. Counterparts. This Plan of Conversion may be executed in two or more counterparts, and each such counterpart and copy shall be and constitute an original instrument.
8. Severability. Each provision of this Plan of Conversion shall be considered severable and, if for any reason any provision herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Plan of Conversion that are valid, enforceable and legal.
9. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the LLC Agreement.
10. Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, having received the required approval from the Board and the Members, hereby adopts this Plan of Conversion as of the date set forth above.

WORKIVA LLC

By:
Name: Matthew M. Rizai, Ph.D.
Title: Chief Executive Officer and Managing Director

Exhibit A

CERTIFICATE OF CONVERSION TO CORPORATION
OF
WORKIVA LLC
(a Delaware limited liability company)
TO
WORKIVA INC.
(a Delaware corporation)

This Certificate of Conversion to Corporation, dated as of ________ __, 2014 is being duly executed and filed by Workiva LLC, a Delaware limited liability company (the "LLC"), to convert the LLC to Workiva Inc., a Delaware corporation (the "Corporation"), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1.    The LLC was first formed on August 4, 2008 as a limited liability company under the laws of the State of California. The LLC was converted from a California limited liability company to a Delaware limited liability company on September 17, 2014. The LLC was a limited liability company under the laws of the State of Delaware immediately prior to the filing of this Certificate of Conversion to Corporation.

2.    The name and type of entity of the LLC immediately prior to the filing of this Certificate of Conversion to Corporation was Workiva LLC, a Delaware limited liability company.

3.    The name of the Corporation as set forth in its certificate of incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Workiva Inc.

4.    The conversion of the LLC to the Corporation shall be effective upon the filing of this Certificate of Conversion to Corporation and the certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Corporation as of the date first-above written.

WORKIVA LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B
Certificate of Incorporation

Exhibit C
Bylaws

Exhibit D
Equity Incentive Plan